Exhibit 99.1

NON-BINDING TERM SHEET

This Preliminary Term Sheet (this “Term Sheet”) is an expression of interest only and is not meant to be binding on the parties now or in the future. Accordingly, the parties understand and agree that unless and until a definitive agreement (the “Acquisition Agreement”) has been executed by Cannasaver Corp. and its shareholders (the “Company”) and Bespoke Extracts, Inc. (OTC:BSPK) (the “Buyer”) and delivered, no contract or agreement providing for a transaction between the parties shall be deemed to exist between the parties, and neither party will be under any legal obligation of any kind whatsoever with respect to a transaction, including any obligation to negotiate, by virtue of this Non-Binding Term Sheet or any written or oral expression thereof.

Transaction:	The Buyer proposes to acquire the Company pursuant to the terms and conditions outlined in this Term Sheet. The acquisition will be effected as a merger with a wholly-owned subsidiary of the Buyer (the “Transaction”).

Consideration:	Aggregate Consideration: to be paid by the Buyer will be $25,000,000.

80% of the Consideration paid by the Buyer will be in the form of common stock of the Buyer and will be calculated based on the Closing Price of the common stock as of the date of the signing of a definitive Acquisition agreement between the two parties. The remaining $5,000,000 of consideration will be paid by the Buyer in cash, it being recognized that the Buyer will need to raise such such funds from investors.

3 Year Management Operating Agreement	For the period of three years from the date of a closing of this Transaction, Mr. Brian Shapiro agrees to continue in his existing role in running the operations of the Company, pursuant to a mutually acceptable management or employment agreement.

Acquisition Agreement:	The parties expect to enter into a definitive and binding Acquisition Agreement for the Transaction, together with ancillary agreements customary for transactions of similar nature. Such Acquisition Agreement will contain representations, warranties, covenants, including non-competition and confidentiality covenants, conditions to close and indemnities usual to a transaction of this nature, including representations and warranties made by the Company’s shareholders.

Due Diligence:	The Company will allow the Buyer access to various due diligence materials, including but not limited to its properties, operating and financial data, records, agreements and other relevant information. The Company will also make available to the Buyer members of the management team, accountants, attorneys, partners, and consultants, financing sources and all other relevant representatives, to the extent reasonably requested by the Buyer. The Company will use their best efforts to keep the Buyer informed of any material changes that have occurred or may occur affecting the business, results of operations, condition (financial or otherwise) or prospects of the Company.

Transaction Conditions and Expenses:	As a condition to a full closing of the Transaction, the Company will be responsible for delivering to the Buyer a full 2-year, Public Company Accounting Oversight Board (PCAOB) Quality audit

.

Each party shall be responsible for their own transaction expenses, including but not limited to payment of their advisors, and relevant corporate and securities counsel.

Conduct of Business:	Each Party hereby agrees to conduct its business in accordance with the ordinary, usual and normal course of business heretofore conducted by it. Thus, there may be no material adverse changes in the business of either party from the date hereof through the closing of this transaction.

Until consummation of the definitive Acquisition Agreement or termination of this Term Sheet, the Company and its shareholders shall not directly or indirectly: (i) offer for sale, sell, assign, pledge, distribute or enter into any contract for the sale of or otherwise dispose of the shares of the Company without the express written consent of the Buyer; (ii) issue or cause to be issued additional shares or options or warrants to purchase shares of the Company to any persons or parties; (iii) offer for sale, sell, assign, pledge, distribute or enter into any contract for the sale of or otherwise dispose of all or substantially all of a material portion of the assets of the Company; or (iv) assume or incur a significant amount of liabilities or take any other actions outside the ordinary course of its business.

Page 2	Confidential

In witness whereof, the parties have executed this non-binding term sheet as of July 19, 2019.

Bespoke Extracts Inc.

By:	/s/ Niquana Noel
Name: Niquana Noel
Title: Chief Executive Officer

Cannasaver Corp.

By:	/s/ Brian Shapiro
Name: Brian Shapiro
Title:

Page 3	Confidential